Exhibit 23.15

July 2, 2009

United States Securities and Exchange Commission

Dear Sirs

Re:	Teck Resources Limited

Registration Statement on Form F-4

Consent of Expert

In connection with Teck Resources Limited’s (“Teck Resources”) registration statement on Form F-4, including the related prospectus, dated July 2, 2009 filed with the United States Securities and Exchange Commission, (the “Registration Statement”), relating to the proposed registration of $1,315,000,000 of 9.75% Senior Secured Notes due 2014, $1,060,000,000 of 10.25% Senior Secured Notes due 2016 and $1,850,000,000 of 10.75% Senior Secured Notes due 2019, I hereby consent to the use of my name in connection with references to my involvement in the preparation of the mineral reserve and mineral resource estimates for Teck Resources’ material properties, other than Antamina, Elkview, Fording River, Greenhills, Coal Mountain, Line Creek and Cardinal River (the “Estimates”) and to the use of the Estimates, or portions thereof in Teck Resources’ Annual Information Form dated March 13, 2009.

I also consent to the use of and reference to my name and references to the Estimates, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Estimates in the Registration Statement, and any amendments thereto.

I have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Estimates or that are within my knowledge as a result of the services I have performed in connection with the preparation of the Estimates.

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Yours truly,

/S/ PAUL C. BANKES, P. GEO
Paul C. Bankes, P. Geo.